Exhibit 5.1



                                 August 12, 1997



Board of Directors
James River Corporation of Virginia
120 Tredegar Street
Richmond, Virginia  23219

Gentlemen:

         We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offering of up to 1,243,579 shares of Common Stock, $.10 par value ("Common Stock") of James River Corporation of Virginia (the "Company") to be issued pursuant to the Fort Howard Corporation Profit Sharing Retirement Plan and the Harmon Assoc., Corp. Profit Sharing Plan (collectively, the "Plans"), accompanied by an equivalent number of rights to purchase 1/1000 of a share of Series M Cumulative Preferred Stock, $10 par value ("Rights") and an indeterminate amount of interests under the Plans.

         We are familiar with the Registration Statement and have examined such corporate documents and records, including the Plans, and such matters of law as we have considered appropriate to enable us to render the following opinion. On the basis of the foregoing, we are of the opinion that:

         The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has the power to issue up to 1,243,579 shares of Company Common Stock and an equivalent number of Rights that are to be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement. We are further of the opinion that the Common Stock and Rights being registered, when issued in accordance with the related resolutions of the Board of Directors and the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.



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August 12, 1997
Page 2


         We re-affirm our opinion regarding the Rights given to James River's Board of Directors as confirmed in our letter of February 9, 1989, a copy of which is attached to our opinion filed as Exhibit 5 to James River's Registration Statement (No. 33-56657) on Form S-8. In our opinion regarding the Rights, we discussed whether certain provisions of Section 13.1-638 of the Code of Virginia (the "Code") might prohibit the restrictions on transfer imposed under the agreement governing the Rights. The Code was amended, effective July 1, 1990, to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

         The Plans have each received determination letters from the Internal Revenue Service that they are qualified under Section 401 of the Internal Revenue Code (the "Code"). We have been informed by the Company that the Plans will be amended and restated and will be submitted to the Internal Revenue Service for a determination that the Plans, as amended and restated, are qualified under Section 401 of the Code. We have been informed by the Company that all changes that may be required by the Internal Revenue Service in order to qualify the amended and restated Plans will be made by the Company.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the Registration Statement.


                                    Very truly yours,

                                    /s/ McGuire, Woods, Battle & Boothe, L.L.P.